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                                                                 EXHIBIT 4.3

                           STOCK PURCHASE WARRANT


                   SIX HUNDRED THOUSAND (600,000) WARRANTS
                          TO PURCHASE COMMON STOCK OF
                              JAVA CENTRALE, INC.


      THIS STOCK PURCHASE WARRANT IS TO CERTIFY THAT JAVA CENTRALE, INC., a California corporation (the "Company") has, effective as of February 20, 1997, authorized the issuance to ONE CAPITAL CORPORATION, a Colorado corporation ("OCC"), of rights to purchase (the "C Warrants") an aggregate of Six Hundred Thousand (600,000) fully-paid and non-assessable shares of the no par value Common Stock of the Company (the "C Warrant Shares"), on the basis of one Share for each C Warrant, exercisable at any time prior to 5:00 PM, California time, on the date specified in Section 2 of this C Warrant (the "Expiration Time"), at the principal office of the Company, on payment of the price per Share specified in Section 3 of this Stock Purchase Warrant and subject to the terms and conditions governing the C Warrants hereinafter expressed. This Stock Purchase Warrant has been issued by the Company in accordance with paragraph 1(b) of the "Compensation" section of that certain Corporate Development Agreement, dated as of February 4, 1997, between the Company and OCC (the "OCC Agreement").

      THIS IS TO CERTIFY ALSO THAT, for value received, the Company agrees, subject to the terms and conditions hereinafter expressed, to sell and deliver to OCC up to 300,000 fully-paid and nonassessable shares of the Common Stock of the Company upon due exercise of and payment for the C Warrants.

      This Stock Purchase Warrant is, and the C Warrants are, nontransferable, shall be subject to all of the terms hereof as set forth below, and shall become void, and terminate and lapse, at the Expiration Time, after which this Stock Purchase Warrant, and the C Warrants, shall be of no further force nor effect.


      IN WITNESS WHEREOF, the Company has caused this Stock Purchase Warrant to be executed by the undersigned, duly authorized thereunto.

            DATED as of February 20, 1997.


                                          JAVA CENTRALE, INC.


                                          By: /S/ GARY C. NELSON
                                              -------------------
                                                Gary C. Nelson


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                                                Its President


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                       WARRANTS TO PURCHASE COMMON STOCK


      The terms and conditions with respect to the holding and exercise of the C Warrants are as follows.


      1.    NUMBER OF SHARES ACQUIRABLE UPON EXERCISE; CERTAIN ADJUSTMENTS.

            OCC shall be initially entitled to receive, upon exercise hereof, up to Six Hundred Thousand (600,000) shares of the Company's no par value Common Stock (the "C Warrant Shares").


      2. TERM OF THE C WARRANTS. The C Warrants shall be effective and exercisable for a period of one hundred twenty (120) days, commencing with the first business day falling after the due exercise or expiration of all of the B Warrants issued by the Company pursuant to the OCC Agreement and ending at 5:00 PM, San Francisco time, on the last of the aforementioned 120 days (the "Expiration Time").


      3.    EXERCISE PRICE; ADJUSTMENT IN CERTAIN EVENTS.

            (a) The exercise price of the C Warrants shall be equal to Seventy-Five Cents ($0.75) per C Warrant Share (the "Exercise Price"). The Exercise Price shall remain unchanged until the occurrence of one of the events specified in below.

            (b) If, following the date hereof and prior to the Expiration Time, any of the following events shall take place, an appropriate and proportionate adjustment shall be made in the Exercise Price:

            (i) the Outstanding Shares (as defined below) of the Company's Common Stock shall be increased or decreased through a stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company, or

            (ii) the number of Outstanding Shares shall be otherwise increased, OTHER THAN with respect to (a) any common shares (or rights to acquire common shares) issued pursuant to any transaction for which OCC receives a fee payment pursuant to the OCC Agreement, (b) any other right to acquire common shares which may have been issued and outstanding as of the date of the OCC Agreement, or (c) any shares or warrants (including the C Warrants) issued to OCC pursuant to the OCC Agreement; and

            (iii) for purposes of this Section 3(c), the term "Outstanding Shares" shall mean all outstanding non-restricted shares of the Company's Common Stock plus all outstanding options, warrants, and other rights to acquire such shares in the future.



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      By way of example, only, if the total number of Outstanding Shares is increased by five percent (5%) by means of a stock split, or as a result of the issuance of new rights to acquire shares other than as described in clauses (a) or (b) of Paragraph (c)(ii), above, then the Exercise Price for all subsequent exercises of this C Warrant shall be reduced by five percent (5%). No such event would affect the total number of shares which the Company would be required to issue pursuant to the C Warrants, however.


      4.    METHOD OF EXERCISE.

            (a) OCC shall have the right to exercise any or all of the C Warrants from time to time during the term hereof (as described in Section 2, above) at its discretion, in any order and in any amount, up to the full number of the C Warrants.

            (b) Payment of the Exercise Price for C Warrant Shares shall be made by cashier's check or wire transfer, directed to the Company at its principal place of business in Sacramento, California.

            (c) OCC may, upon written notice including the attached Subscription Form (delivered to the Company not less than three (3) business days prior to the date of payment for the C Warrant Shares in question), request delivery of any C Warrant Shares in certificate form. In such event, stock certificates representing the C Warrant Shares being so issued shall be prepared in advance by the Transfer Agent, in denominations as reasonably designated by OCC, and held by the Transfer Agent for delivery to OCC upon payment of the Exercise Price. When such certificates have been duly prepared, the Transfer Agent shall notify the Company and OCC of that fact by sending them copies of both sides of such certificates, via facsimile. Immediately upon notification to the Transfer Agent that the Company has received a certified check or bank evidence of a wire transfer of funds in payment of the Exercise Price for the C Warrant Shares in question, the Transfer Agent shall deliver the appropriate share certificates to OCC, via messenger.

            (d) If the Transfer Agent participates in the Depository Trust Company ("DTC") electronic transfer system, OCC may in its sole discretion, upon written notice including the attached Subscription Form (delivered to the Company not less than one (1) business day prior to the date of payment for the C Warrant Shares in question), request electronic transfer of the C Warrant Shares. In such event, an authorized officer of the Company shall, immediately upon receipt by the Company of a certified check or bank evidence of a wire transfer of funds in payment of the Exercise Price for the C Warrant Shares in question, send the Transfer Agent, via facsimile, a letter of direction ordering the Transfer Agent to execute same-day electronic transfer of the said C Warrant Shares as previously directed by OCC.



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      5.    EFFECT OF EXERCISE.   Upon surrender of this Stock Purchase
Warrant and due payment of the Exercise Price, the Company shall issue to OCC the number of shares of Common Stock subscribed for, and OCC will be a shareholder of the Company in respect of such C Warrant Shares as of the date on which the certificates representing such Common Stock are issued by the Company's Transfer Agent and Registrar.


      6. NO RIGHTS AS SHAREHOLDER PRIOR TO EXERCISE. OCC shall not be considered to be a shareholder of the Company for any purpose with respect to any given C Warrant Share until the exercise of the related C Warrant and the due and formal issuance of the said C Warrant Share by the Company's Transfer Agent as provided herein.


      7. NO RIGHTS AFTER THE EXPIRATION TIME. Nothing contained in this Stock Purchase Warrant, or in any instrument evidencing any C Warrant, shall confer on any person or entity any right to subscribe for or purchase, after the Expiration Time, any security of or issued by the Company. From and after the Expiration Time, this Stock Purchase Warrant and the C Warrants, and all rights otherwise conferred hereunder and thereunder shall be valueless, unexercisable, void, and of no further force or effect.


      8. NONTRANSFERABILITY. This Stock Purchase Warrant, and the C Warrants represented hereby, shall not be transferrable, and any attempt to sell, assign, transfer, hypothecate, or otherwise convey or encumber any interest herein or therein shall be void. The Company shall have no obligation to recognize any such sale, assignment, transfer, hypothecation, or other conveyance or encumbrance; to reflect such transaction on the official records of the Company; or to issue C Warrants or shares of its Common Stock to any party attempting to exercise a C Warrant in violation of this provision.


      9. SUBDIVISION. This Stock Purchase Warrant may be divided and subdivided into two or more certificates, evidencing in the aggregate the total number of C Warrants provided herein, upon written demand therefor delivered to the Company. This Stock Purchase Warrant may be exercised for all or any part of the C Warrant Shares, at the discretion of OCC. Notwithstanding the foregoing sentences, however, no new Stock Purchase Warrant shall be issued, and no exercise of a C Warrant shall be permitted, involving any fraction of one share of Common Stock.


      10. NO REGULATION S TRANSACTIONS. Until the expiration of the term described in Section 2, above, the Company shall not issue any shares of Company Common Stock, or any rights to obtain shares of such Common Stock, pursuant to or in reliance upon the exemption from registration under the Securities Act of 1933 which is provided by Regulation S adopted thereunder, unless either (a) the Company repurchases all of OCC's unexercised warrants hereunder for fifty percent (50%) of the then-applicable warrant price thereof, or (b) OCC otherwise gives its written approval of such an issuance.


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      11.   MISCELLANEOUS.

            (a) This Stock Purchase Warrant, and the C Warrants themselves, shall be governed by and construed in accordance with the internal laws of the State of California, without reference to the choice of laws provisions thereof.

            (b) The captions set forth in this Stock Purchase Warrant are for convenience only, and shall not be used in the construction hereof.

            (c) If this Stock Purchase Warrant, or any paragraph, sentence, term, or provision hereof, is invalidated on any ground by any court of competent jurisdiction, the remainder hereof shall, notwithstanding such invalidation, remain in full force in effect, and each other provision of this Stock Purchase Warrant shall thereafter be construed and enforced in such a manner as to give the fullest possible effect to the intention and purposes expressed herein.



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                              JAVA CENTRALE, INC.


                          C WARRANT SUBSCRIPTION FORM
             Stock Purchase Warrants dated as of February 20, 1997


TO:   Java Centrale, Inc.
      ATTENTION: Chief Financial Officer
      1610 Arden Way, Suite 145
      Sacramento, CA 95815

                  RE:   Exercise of C Stock Purchase Warrants

      Pursuant to the terms of that certain Stock Purchase Warrant, dated as of February 20, 1997 (the "C Warrant"), which C Warrant is attached to this Subscription Form, the undersigned hereby subscribes for _____ whole shares of the Company's no par value Common Stock, at a price of $______ per share or at such other price as may be applicable in accordance with the terms of the C Warrant.

      TOTAL SUBSCRIPTION PRICE: $

      The undersigned hereby directs and requires that the shares of Common Stock being subscribed for hereby be issued and delivered as follows:

      Full Name of Shareholder:________________________________

      Full Address:     _______________________________________________
                        _______________________________________________
                        _______________________________________________

Number of Shares for Which Subscribed:  ___________________________


DATED: _____________

                                          ONE CAPITAL CORPORATION


                                          _____________________________
                                          By: _________________________
                                                Its ___________________



                   SEE REVERSE FOR IMPORTANT INFORMATION


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      NOTE:  This Subscription Form must be signed and accompanied by payment to
Java Centrale, Inc., in full, of the appropriate subscription price, via cashier's check or wire transfer, payable to the Company at its principal place of business in Sacramento, California, and must be received by the Company prior to 5:00 PM, California time, on the date specified in Section 2 of the Stock Purchase Warrant (the "Expiration Time"), after which time all rights represented by the attached Stock Purchase C Warrant will expire.

     JAVA CENTRALE, INC. ACCEPTS NO RESPONSIBILITY FOR THE DUE DELIVERY TO IT
OF THIS SUBSCRIPTION FORM OR THE ACCOMPANYING STOCK PURCHASE WARRANT. SUFFICIENT TIME SHOULD BE ALLOWED FOR THE DELIVERY OF THESE DOCUMENTS PRIOR TO THE EXPIRATION TIME.

      Upon surrender of this Subscription Form and the Stock Purchase Warrant, and payment of the subscription price as provided therein, the Company will issue the number of shares of Common Stock subscribed for, and such persons or entities will thereupon become shareholders of the Company. If a lesser number of shares is subscribed for than the number of shares described in the Stock Purchase Warrant, the Company shall issue a further Stock Purchase Warrant in respect of the unsubscribed shares of Common Stock not subscribed for hereby.



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